Exhibit 99.1

X-Rite Reports Preliminary Q2 2008 Sales Results

Q2 Sales Achieve High End of Outlook; Company Cash Position Remains Strong

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--X-Rite Inc. (NASDAQ: XRIT) today reported preliminary Q2 2008 sales results in the range of $71.5 million to $72.5 million. This is compared to proforma 2007 Q2 sales (including Pantone) of $72 million. In addition, the Company reported that it continued making progress in managing working capital, resulting in the payment of all scheduled payments to lenders, while maintaining a healthy cash position ending June 2008. Final results will be made available in the Company’s earnings release and call scheduled for August 6.

“We believe that achieving second quarter sales at the high end of our range in a tough market reflects X-Rite’s value to customers and strong market position,” said Tom Vacchiano, X-Rite’s Chief Executive Officer. He went on to say, “The Company is pleased to provide this interim information for all our stakeholders to be better informed about X-Rite’s ongoing performance.”

Dave Rawden, X-Rite’s Interim Chief Financial Officer, reported, “We continue to be in a very good position to meet our financial obligations. Our cash outlook remains healthy and our cash position improved from Q1 while still making all of our interest and principle payments to lenders, as well as other non-recurring costs associated with our lender covenant defaults, restructuring and refinancing initiative.”

Tom Vacchiano closed by commenting that the 2008 DRUPA show (a major printing exhibition in Düsseldorf, Germany) which occurred in early June, went well for the Company, leading to positive indications in attachment rates for color control systems over the coming two to six quarters.

About X-Rite

(NASDAQ: XRIT - News) X-Rite is the global leader in color-measurement solutions, offering hardware, software, color standards and services for the verification and communication of color data. The Company serves a range of industries, including imaging and media, industrial color and appearance, retail color matching, and medical. X-Rite serves customers in more than 100 countries from its offices in Europe, Asia and the Americas.

CONTACT:
X-Rite Inc.
Dave Rawden, CFO, 616-803-2888
drawden@xrite.com